Free Writing Prospectus (FWP)

Filed pursuant to Rule 433

Registration No. 333-171105

Relating to Prospectus Supplement dated

August 18, 2011

QUÉBEC

US$1,400,000,000

2.750% GLOBAL NOTE SERIES QK DUE AUGUST 25, 2021

FINAL TERM SHEET

August 18, 2011

Issuer:	Québec
Expected Ratings:	Moody’s: Aa2; S&P: A+; Fitch: AA-
Format:	SEC Registered Global Offering
Title:	2.750% Global Notes, Series QK, due August 25, 2021
Ranking:	Direct, unconditional debt
Size:	U.S.$1,400,000,000
Trade Date:	August 18, 2011
Settlement Date:	August 25, 2011
Maturity:	August 25, 2021
Interest Payment Dates:	February 25 and August 25 of each year
First Payment Date:	February 25, 2012. Interest will accrue from August 25, 2011.
Spread to Benchmark:	T + 69.3 bps
Spread to Mid-Swaps:	+ 57 bps
Benchmark Treasury:	UST 2.125% due 8/15/2021
UST Spot/Yield:	100-06 + / 2.102%
Yield to Maturity:	2.795%
Coupon:	2.750% payable semi-annually
Price:	99.610% plus accrued interest, if any, from August 25, 2011
Day Count:	30/360
Minimum Denominations:	US$1,000 x US$1,000
Joint Lead Managers:	BofA Merrill Lynch Deutsche Bank Securities J.P. Morgan Scotia Capital
Senior Co-managers:	National Bank of Canada Financial, BMO Capital Markets, CIBC, RBC Capital Markets, TD Securities
Co-managers	BNP PARIBAS, Casgrain & Company Limited, Desjardins Capital Markets, HSBC, Mitsubishi UFJ Securities, RBS

Cusip / ISIN:	748149 AF8 / US748149AF82
Listing and Admission to Trading:	Admission to UKLA’s Official List and to trading on London Stock Exchange’s Regulated Market may be completed following settlement.
Governing Law:	Québec and Canada
Prospectus and Prospectus Supplement:	Prospectus dated February 15, 2011, and Preliminary Prospectus Supplement dated August 18, 2011

http://www.sec.gov/Archives/edgar/data/722803/000110465911047624/a11-24633_1424b3.htm
Stabilization:	Reg M/FSA
European Economic Area Legends:

If and to the extent that this announcement is communicated in, or the offer of the Notes to which it relates is made in, any EEA Member State that has implemented Directive (2003/71/EC) (a “Relevant Member State”) (together with any applicable implementing measures in each Relevant Member State, the “Prospectus Directive”), this announcement and the offer are only addressed to and directed at persons in that Relevant Member State who are qualified investors within the meaning of the Prospectus Directive or otherwise in compliance with either Article 3(2)(c) and (e) of the Prospectus Directive or, subject to written prior approval of BofA Merrill Lynch,

Article 3(2)(b) of the Prospectus Directive and must not be acted upon by other persons in that Relevant Member State.

This is not a prospectus under the Prospectus Directive but an advertisement as defined in the Prospectus Directive and investors in the European Economic Area should not subscribe for or purchase Notes once admitted to trading on the London Stock Exchange plc’s (the “London Stock Exchange”) regulated market except on the basis of information in the Listing Prospectus (as defined below). Québec intends to file a single prospectus (the “Listing Prospectus”) pursuant to Section 5.3 of the Prospectus Directive with the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 as amended for the purpose of having the Notes admitted to trading on the London Stock Exchange’s regulated market as soon as possible after closing of this issue. Once approved, the Listing Prospectus will be published in accordance with the Prospectus Directive and investors will be able to view the Listing Prospectus on the website of the Regulatory News Service operated by the London Stock Exchange at http://www.londonstockexchange.com/exchange/ news/market-news/market-news-home.html under the name of Quebec and the headline “Publication of Prospectus” and investors shall be able to obtain copies without charge from the office of the Direction du financement des organismes publics et de la documentation financière, at the Ministère des Finances at 12, rue Saint-Louis, Québec, Québec, Canada G1R 5L3.

This announcement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “Relevant Persons”). The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, Relevant Persons. Any person who is not a Relevant Person should not act or rely on this document or any of its contents.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Merrill Lynch toll-free at 1-800-294-1322, Deutsche Bank Securities toll-free at 1-800-503-4611, J.P. Morgan toll-free at 1-866-430-0686 and Scotia Capital toll-free at 1-800-372-3930.

Other:     ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.